Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218090 on Form S-3 and No. 333-210832 on Form S-8, of our report dated February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations, as discussed in Notes 1 and 3), relating to the combined and consolidated financial statements and financial statement schedule of MGM Growth Properties Operating Partnership LP and subsidiaries appearing in this Current Report on Form 8-K of MGM Growth Properties Operating Partnership LP.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
August 16, 2019